EMPLOYMENT AGREEMENT

Ken Honeycutt

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of ___________, 2007, by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”), and Ken Honeycutt, an individual, resident of Atlanta, Georgia (“Executive”).

RECITALS

A. The Company wishes to employ Executive and Executive wishes to be employed by the Company as its President and Chief Operating Officer, on the terms and conditions set forth herein.

B. Executive’s position with the Company is pivotal to its integrity and success, and accordingly entails senior and confidential responsibilities. In the course of his employment by the Company, Executive will acquire or has acquired intimate information about the Company’s products, services, customers, suppliers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the Company.

C. The Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Executive.

AGREEMENT

IN CONSIDERATION OF the mutual premises herein set forth, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.  Employment. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the direction of its Board of Directors, on the terms and conditions set forth herein. This Agreement replaces all prior agreements between Executive and the Company, all of which are deemed cancelled.

2.  Term. The term of this Agreement shall commence on June 4, 2007 when Executive became an employee of the Company and shall continue until the third anniversary thereof, subject to prior termination in accordance with the terms hereof (“Employment Period”). If not extended, all provisions of this Agreement shall terminate, except for those duties of confidentiality and protection of proprietary information at the expiration of the Employment Period, all of which shall be binding upon Executive in accordance with their terms.

3.  Duties. Executive shall serve as the President and Chief Operating Officer (“COO”) for the Company and perform the duties and responsibilities that a president and chief operating officer of a company typically performs and that are determined from time to time by the Board of Directors of the Company (collectively, the “Services”). In performing the Services, Executive shall (a) comply with the policies of the Company in effect from time to time, (b) be subject to the direction of the Board of Directors of the Company and (c) not perform any act or omit to perform any act which would discredit the reputation and goodwill of the Company. The Board of Directors will nominate Executive as a director at each annual stockholders’ meeting so long as he continues to serve as COO. The Board of Directors will appoint Executive to fill a current vacancy on the Board of Directors, and Executive shall serve as a director in such capacity until the next annual stockholders’ meeting. Executive will report directly to the Board of Directors and to the Company’s Chief Executive Officer. If Executive is elected or appointed to serve in any additional capacities during the term of this Agreement, he will serve in such capacities with such further compensation as the Company and Executive shall agree.

4.  Place of Work; Office Facilities. Executive shall perform Services under this Agreement at appropriate locations in Atlanta, Georgia, Dallas, Texas and Satellite Beach, Florida. The Company shall either provide Executive at the Company’s expense, or reimburse Executive for his own expenditures to secure, clerical and technical support consistent with Executive’s title and position, including, but not limited to, remote access to the Company’s network computer system, telephone, phone lines for such telephone, internet, utilities, telecopier, postage equipment and computer. Executive acknowledges and understands that considerable travel will be required on the Company’s behalf, including travel to the Company’s other offices and to customer offices.

5.  Dedication. Executive will devote his best efforts and substantially his entire working time, attention and energies to the performance of the Services. Executive shall not, directly or indirectly, alone or as an officer, director, owner, employee or agent of any other entity be actively engaged in any other duties or pursuits which interfere with the performance of the Services or which may be contrary to the best interests of the Company. Executive may not serve as a director, officer, employee or agent of any other for-profit company or organization except with prior notice to the Company and upon the approval of its Board of Directors, which approval the Board of Directors will not unreasonably withhold. This Agreement shall not inhibit Executive from being a passive investor in a publicly-traded company in which he owns less than five percent (5%) of the outstanding common stock.

6.  Compensation. As compensation for the Services, the Company shall pay Executive a base salary at the annual rate of Two Hundred and Fifty Thousand and no/100s dollars ($250,000.00), payable within each year at the Company’s regularly scheduled payroll periods. The Company may also pay the Executive bonuses at such times and in such amounts as the Board of Directors shall determine.

7.  Vacation. During each calendar year of this Agreement, Executive shall be entitled to vacation of four (4) weeks per calendar year, during which his base salary and benefits hereunder shall be paid in full. Such vacation shall be taken at times consistent with the effective discharge of Executive’s duties and the reasonable business needs of the Company, and in accordance with the Company’s policy then in effect. Vacation time not taken during any calendar year shall lapse.

8.  Other Benefits. So that Executive is able to perform the services under this Agreement, the Company shall either provide Executive with reasonable living accommodations in or near Satellite Beach, Florida, or reimburse Executive for his own expenditures (including but not limited to lease or mortgage payments and maintenance and upkeep on a personal residence) to maintain reasonable living accommodations in or near Satellite Beach, Florida, and shall also pay Executive a reasonable, monthly automobile allowance. Executive shall be entitled to participate in all employee benefit plans and programs the Company maintains for other officers of the Company on terms reasonably similar to those granted to such officers. The Company may grant to Executive such other benefits as may from time to time be determined by the Company.

9.  Equity Grants. On the date first written above, the Company shall award Executive 5,000,000 shares of restricted common stock of the Company, par value $0.01 per share, (“Restricted Stock”), which shall be subject to the terms and conditions specified in the applicable award agreement. The award agreement shall include, without limitation, the following terms and conditions: (a) vesting of 25% each calendar year, beginning on the date of grant of such Restricted Stock (subject to early termination or forfeiture in accordance with the award agreement); (b) all of the Restricted Stock will vest upon a Change in Control of the Company (as defined in the applicable award agreement); and (c) in the event Executive’s employment hereunder is terminated as a result of the Executive’s violation of Section 12 or 13 below or Executive violates any of the provisions of Section 12 or 13 within the 12 month period immediately following his termination of employment with the Company, (i) immediate forfeiture by Executive of the unvested Restricted Stock, (ii) the Company shall have the right to repurchase any vested shares held by Executive for an amount equal to the fair market value of such shares on the date of the Company’s repurchase, and (iii) immediate payment by Executive to the Company of any gain that Executive realized on the sale of any shares of Restricted Stock that were sold by Executive within the 180-day period preceding or the 12 month period following the date of such violation.

10.  Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred by him on behalf of the Company in accord with its then current policies and procedures, after presentation of receipts and/or vouchers evidencing those expenditures.

11.  Termination of Employment; Effect of Termination. Executive’s employment hereunder (and the Employment Period), along with any and all other rights of Executive under this Agreement or otherwise as an employee of the Company may be terminated as follows:

(a)  Death. Executive’s employment hereunder (and the Employment Period) shall terminate upon his death. In such event, the Company shall pay the surviving spouse, or if there is none, the designated beneficiary of the Executive, his base salary that would otherwise be payable to the Executive through the end of the month in which the Executive’s death occurs.

(b)  Disability. The Company may terminate Executive’s employment hereunder and the Employment Period upon a determination of Disability of Executive. The Company may deem Executive to be subject to a “Disability” if for any reason he is unable to perform all or part of his duties assigned pursuant to this Agreement for a consecutive period of 60 days, or for a cumulative period of 90 days within any twelve month period. Determination of Disability shall be made by the Company, based on expert medical advice. Executive shall cooperatively submit to whatever examinations are requested, and supply medical history and other related medical information therefor. Executive hereby authorizes the disclosure and release to the Company of the results of such examinations and medical history and other information.

(c)  Termination For “Cause”.The Company may terminate Executive’s employment hereunder and the Employment Period for Cause. For purposes of this Agreement, the phrase "for Cause" shall mean the following: (i) Executive’s material breach of any provision of this Agreement; (ii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iii) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; and (iv) the conviction for, or the entering of a guilty plea or plea of no contest with respect to, a felony or any other crime with respect to which imprisonment is a highly likely punishment.

(d)  Termination For Other Reasons. The Company may terminate Executive’s employment hereunder and the Employment Period in its sole discretion at any time without Cause. In the event of termination without Cause (i) Executive shall be given thirty (30) days prior notice thereof; (ii) the base salary payable to Executive shall be continued for the balance of the Employment Period, and Executive shall be fully vested in his Restricted Stock on the date of his termination of employment without Cause.

(e)  Termination for Good Reason. The Executive may terminate his employment under this Agreement for Good Reason (as defined below), by sending written notice of termination to the Company, which notice shall specify a date within 30 days after the date of such notice as to the effective date of such termination. From the date of such notice through the termination date, the Executive shall continue to perform the normal duties of his employment hereunder and shall be entitled to receive, when due, during the balance of the Employment Period his base salary. Executive shall be fully vested in his Restricted Stock on the date of his termination of employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events: (i) the Company relocates its Atlanta, Georgia and Satellite Beach, Florida-based businesses to areas outside the immediate vicinities of Atlanta and Satellite Beach, respectively, (ii) the Executive is assigned any duties substantially inconsistent with his responsibilities as described in Section 3 above or a substantial adverse change is made to the nature or status of his responsibilities (which shall be deemed to include the removal from or failure to elect or re-elect Executive to the Board of Directors of the Company) unless Executive consents in writing to any such substantial adverse change, (iii) the Company reduces Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time, (iv) the Company fails, without Executive's consent, to pay the Executive any portion of his base salary or benefits, within seven (7) days of the date such base salary or benefits are due, (v) the Company fails to continue to provide Executive with benefits the same as or better than those Executive enjoyed under any of the Company's benefit or compensation plans in which Executive was participating, (vi) the Company takes any action that would directly or indirectly deprive or reduce Executive of any material benefits or compensation he enjoys, or (vii) the Company and its affiliates liquidate or dissolve or a majority of their assets or stocks are sold before the end of the Employment Period.

(f)  Return of the Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by or on behalf of the Company or its representatives which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its control. Likewise, all of the foregoing items and all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company that is collected by Executive shall be delivered by Executive promptly to the Company without request upon termination of employment.

(g)  Indemnification. The Company shall (i) provide to the Executive indemnification against all expenses, fines, judgments and amounts paid in settlement of any completed, pending or threatened action, proceeding or suit, whether administrative, civil, criminal or investigative (including an action by or in the right of the Company or any of its affiliates or any of their predecessors or successors) by reason of Executive being or having been a director, employee or officer of the Company or any affiliate, (ii) advance expenses (including attorneys' fees) that Executive incurs in defending any such administrative, civil, criminal or investigative action, proceeding or suit, and (iii) maintain directors' and officers' liability insurance coverage (including coverage for securities- related claims) upon substantially the conditions and terms as Executive deems appropriate and reasonable. Notwithstanding the foregoing, the Company shall not be required to provide any such indemnity, and the Executive shall be required to reimburse the Company for any expenses that the Company advances, if (A) applicable law prohibits such indemnification, or (B) the Executive did not act in good faith and in a manner that Executive believed to be in, or not opposed to, the best interests of the Company and its affiliates, and with respect to any criminal proceedings did not have reasonable cause to believe such conduct to be lawful, and the Executive's conduct constituted gross negligence or willful misconduct. The termination of any action, proceeding or suit by conviction, judgment, order, plea of nolo contendre or settlement shall not, of itself, create a presumption that Executive acted in a manner described in the preceding sentence. The provisions of the Agreement shall not replace and shall be a supplement to any other provisions in any other document or policy under which the Company has agreed to indemnify Executive. The provision of this Section 11(e) shall survive indefinitely the term of this Agreement and Executive's employment hereunder with respect to acts and events occurring prior to and through the date of termination of Executive's employment.

12.  Nondisclosure; Nonremoval.

(a)  Disclosure of Information. Upon execution of this Agreement and during the Employment Period, the Company shall give Executive Confidential Information (hereafter defined) which Executive has not had access to or knowledge of before the execution of this Agreement. Executive agrees that during the term of this Agreement and thereafter, without the prior written consent of the Company, Executive shall not, directly or indirectly, except as may be in furtherance of the Company’s business and with the Company’s consent, reveal, divulge, disclose or communicate to any person, firm, association, corporation or other entity in any manner whatsoever Confidential Information. “Confidential Information” includes but is not limited to (i) trade secrets, inventions, ideas, processes, formulas, drawings, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively, the “Inventions”), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and (iii) information regarding the skills and compensation of past or present employees, officers or directors of the Company. The agreements set forth herein shall not apply to any information (A) that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Executive in violation of this Agreement), (B) the disclosure of which is required by law, regulation, order, decree or process (so long as Executive delivers prompt written notice to the Company of such disclosure calculated to provide the Company with an opportunity to obtain a restraining order or other recourse), or (C) is otherwise approved by the Company. Without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, the parties hereto stipulate that as between them, the same are confidential, material and important and gravely affect the effective and successful conduct of the Company, its business and its goodwill.

(b)  Nonremoval. Executive shall not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Services at home or while traveling or in furtherance of the business of the Company or as otherwise specifically authorized by the Company from time to time) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that relates directly or indirectly to the Company, the Company’s business or any Invention (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company, and agrees to make and execute such further assignments thereof (including assignments of patents, copyrights, trademarks and other proprietary licenses, permissions, awards, or indicia) as the Company shall request from time to time. Upon termination of Executive’s employment by the Company, or upon the request of the Company during the period of such employment, Executive shall return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(c)  Third Party Information. Executive acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information,”) subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment by the Company and thereafter, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized in writing by the Chief Executive Officer or Board of Directors of the Company.

(d)  No Improper Use of Information of Prior Employers and Others. During Executive’s term of employment by the Company, Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any current or former employer or any other person to whom Executive has an obligation of confidentiality and Executive shall not bring onto the premises of the Company any unpublished documents or any property belonging to any current or former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by that person or entity.

13.  Restrictive Covenants. The covenants contained in this Section 13 are made by Executive in consideration for (i) the Company’s promise to provide Confidential Information to Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and (iii) the compensation and other benefits afforded by the Company to Executive. To protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

(a)  Non-Competition. Executive agrees that, during the Employment Period and during the Restricted Period (defined below), other than in connection with his duties under this Agreement, he will not, without the prior written consent of the Company, directly or indirectly, within the Restricted Area (defined below) engage in the sale or development of products or services substantially similar to that offered or developed by the Company during the Employment Period, or engage in any business relationship or transaction with any company or other legal entity that engages in the sale or development of products or services substantially similar to those offered or developed by the Company. Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, up to five percent (5%) of the securities of any organization or entity which are traded on any national securities exchange or NASDAQ if Executive is not the controlling stockholder, or a member of a group that controls such organization or entity.

For purposes of this Agreement, “Restricted Period” means a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason. For purposes of this Agreement, the “Restricted Area” means the geographic areas within a 30-mile radius from each office location maintained by the Company in Atlanta, Georgia, Dallas, Texas and Satellite Beach, Florida during the Employment Period.

(b)  Non-Solicitation. Executive agrees that, during the Employment Period and during the Restricted Period, other than in connection with his duties under this Agreement, he will not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, do any of the following:

(i)  solicit business from any customer or potential customer of the Company with whom the Company did business or whom the Company solicited business within the preceding 12 months, and which either (A) Executive contacted, called on, serviced, or did business with during Executive’s employment at the Company, or (B) Executive became acquainted with as a result of Executive’s employment at the Company. This restriction applies only to business which is in the scope of services or products provided by the Company;

(ii)  solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee or independent contractor of the Company who had such a relationship with the Company at the time of solicitation to terminate his or her employment or relationship with the Company and/or accept employment or any other relationship elsewhere; or

(iii)  solicit, induce or attempt to solicit or induce, any customer or prospective customer of the Company to cease or curtail their business relationship with the Company.

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member.

14.  Remedies. Executive acknowledges that the restrictions contained in Sections 12 and 13 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 12 and 13 of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of Sections 12 or 13 of this Agreement, then the Company shall be entitled to (a) terminate any post-termination benefits set forth in Section 6 of this Agreement and Executive will not be entitled to receive any remaining benefits other than these to which he is entitled to as a matter of law such as but not limited to COBRA continuing rights under a group health plan, (b) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, (c) recover attorneys’ fees, expenses and costs the Company incurs in such action, and/or (d) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.

15.  Validity. To the extent permitted by applicable law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area, or scope of activity to be restrained, then the court so holding shall at the request of the Company reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area, and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein, and the court shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, and the parties hereby agree to such provision.

16.  Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

17.  Governing Law. This Agreement shall be governed by and shall be construed according to the laws of the State of Texas and any litigation or arbitration arising from this Agreement shall take place in Dallas, Texas.

18.  Arbitration. Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) currently in effect unless the parties mutually agree otherwise. Demand for arbitration shall be filed in writing with the other party to this Agreement and with the AAA. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the Company and Executive and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

19.  Notices. Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) receipt by personal delivery, (ii) receipt by transmission by facsimile or electronic mail or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days advance notice to the other party pursuant to the provisions of this Section.

If to Executive:

Ken Honeycutt
1325 Draycott Place
Atlanta, GA 30327

If to the Company:

Lighting Science Group Corp
2100 McKinney Avenue
Suite 1555
Dallas, Texas 75201
Attn: Ron Lusk

20.  Waiver or Breach. No waiver of any term of this Agreement shall be valid unless made in writing and signed by the party waiving such term. It is agreed that a waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

21.  Entire Agreement and Binding Effect. This Agreement, together with the Proprietary Rights Agreement that is incorporated herein and is referenced above, contains the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise specifically provided herein, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have been related to the subject matter hereof in any way.

22.  Assignment. This Agreement and Executive’s obligations hereunder may not be transferred, delegated or assigned by Executive. The Company may transfer or assign this Agreement to a company or firm that succeeds to the business of the Company or into which the Company merges.

23.  Headings. The Section headings appearing in this Agreement are for purposes of ease of reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

24.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LIGHTING SCIENCE GROUP CORP

By:
Name: Ron Lusk
Title: Chairman

Ken Honeycutt
AT\ 8075585.6